Exhibit 99.1

InfuSystem Holdings Appoints Two New Board Members

Monday April 28, 7:30 am ET

NEW YORK, April 28 /PRNewswire-FirstCall/ — InfuSystem Holdings, Inc. (OTC Bulletin Board: INHI; INHIW; INHIU), the leading provider of ambulatory infusion pumps and associated clinical services, today announced the appointment of David C. Dreyer and James L. Freddo, M.D. to the board of directors, bringing the total to eight members.

Mr. Dreyer has served as chief financial officer, chief accounting officer and treasurer of AMN Healthcare Services, Inc. (NYSE: AHS—News) since September 2004. Prior to that, he served as chief financial officer and chief accounting officer of Sicor, Inc., a manufacturer of complex pharmaceuticals with operations in the United States, Italy, Mexico, Lithuania, China and Switzerland, which was acquired by Teva Pharmaceutical Limited. Prior to joining Sicor in 1997, Mr. Dreyer served in related senior financial positions within the pharmaceutical industry for companies such as Elan Corporation plc, Athena Neurosciences and Syntex. Mr. Dreyer holds a Bachelors Degree from Golden Gate University in San Francisco and is a certified public accountant in California.

Dr. Freddo has served as chief medical officer of Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS—News) since July 2006. Prior to joining Anadys Pharmaceuticals, Dr. Freddo served as vice president, clinical site head and development site head at Pfizer Global Research and Development, La Jolla. From June 2002 until August 2005, Dr. Freddo served as executive director and site therapeutic area leader for oncology clinical development in La Jolla. While at Pfizer, Dr. Freddo led the team responsible for the registration of Sutent® (sunitinib malate), a drug approved by the U.S. Food and Drug Administration in January 2006 for the treatment of advanced kidney cancer and gastrointestinal stromal tumors. Prior to joining Pfizer, Dr. Freddo held a variety of senior management positions at Wyeth-Ayerst Research from December 1996 until June 2002, including senior director, oncology, senior director, infectious diseases, and senior director, transplantation immunology. Dr. Freddo holds a B.S. degree in Medical Technology from the State University of New York at Stony Brook and an M.D. degree from the University of North Carolina, where he also completed his fellowship training.

Mr. Sean McDevitt, chairman of the board, commented, “We are pleased to welcome David and James as the newest members of our board of directors, both of whom share our vision and commitment to improving the lives of cancer patients and helping to build InfuSystem into a world-class provider of ambulatory infusion pumps and associated clinical services for oncology practices and their patients. David has the ideal combination of both financial and healthcare experience, which will make him a valuable addition to our audit committee. James brings extensive medical and clinical experience, which will be an important resource as we accelerate our outreach activities within the healthcare community.”

About InfuSystem Holdings, Inc.

InfuSystem is the leading provider of ambulatory infusion pumps and associated clinical services for oncology practices and their patients in the U.S. These pumps allow for the gradual delivery of a drug over a period of days in the privacy of one’s home, compared to bolus infusion chemotherapy treatments that are given in a single high dose over a short period of time. Improved efficacy of the drugs, patient comfort, reimbursement to doctors for appropriate services and continuity of care all play a role in the growing trend toward this form of treatment. InfuSystem’s pumps are primarily used for colorectal cancer, but they have been approved for other forms of cancer, thereby greatly enhancing the market opportunity for InfuSystem.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in InfuSystem’s publicly filed documents.